EXHIBIT 10.1

EMPLOYMENT AND NON-COMPETITION AGREEMENT
BETWEEN
GOLDEN OVAL EGGS
AND
DANA PERSSON

This Employment and Non-Competition Agreement (this “Agreement”), effective July 1, 2002 is entered into by and between Midwest Investors of Renville, Inc. d/b/a Golden Oval Eggs, a Minnesota cooperative (“Company”) and Dana Persson, (“CEO”).

BACKGROUND

A.                                   The Company is a Minnesota Chapter 308A cooperative incorporated on March 16, 1994.

B.                                     The Company desires to continue to employ CEO to manage the day-to-day operations of the Company.  Company and CEO are entering into this Agreement to set forth the terms under which CEO will be employed as Chief Executive Officer of the Company.

STATEMENT OF AGREEMENT

Company and CEO (the “Parties” or either, the “Party”), each in consideration of the promises of the other contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

1.                                      Employment Term.

(a)                                  Initial Term.  Upon the terms and conditions set forth in this Agreement and in Exhibit A attached to and a part of this Agreement, Company offers to employ CEO, and CEO hereby accepts employment on those terms and conditions with Company. The term of employment under this Agreement shall be for the “Employment Term” commencing on the “Effective Date” stated in Exhibit A, unless terminated earlier under Section 7.

(b)                                 Renewal.  The Employment Term, under this Agreement, shall automatically renew for successive one year periods unless either Party notifies the other Party in writing, not less than 60 days before the end of the then current Employment Term, that this Agreement shall not be renewed at the end of the then current Employment Term.

2.                           Duties.

Generally.  CEO shall be employed as the Chief Executive Officer of the Company to provide such services and to have such duties and responsibilities as are normally associated with that position, together with any other duties and responsibilities as may be designated by the Board of Directors from time to time. The CEO shall devote his full time, attention and energy to the business affairs of the Company and the performance of CEO’s duties under this Agreement. The CEO shall discharge the duties in a diligent and proper manner and shall conduct himself at all times so as to advance the best interests of the Company.  The CEO shall report to the Company’s Board of Directors.

(a)                                  Specific duties of the CEO include:

(1)                                  Preparation and submission of monthly and fiscal year financial and operations reports for the Board of Directors;

(2)                                  Preparation and revision of the Company’s operating plan and strategic plan for submission to the Board of Directors;

(3)                                  Reports to the Board of Directors as soon as practicable all hiring and firing of management personnel;

(4)                                  Reports to the Board of Directors annually on product sale allocations on changes in product allocations that have a material impact on the Company’s operations or finances as often as practicable; and

(5)                                  Preparation and submission of an annual budget to the Board of Directors at least thirty (30) days prior to the start of the fiscal year.

(b)                                 Operating Control; Expenditures.  The CEO shall have full day-to-day operating control of the Company and may expend Company funds under the annual budget approved by the Board of Directors and within identified spending categories as identified in the budget at the CEO’s discretion, provided the CEO submits a monthly report of the expenditures to the Board of Directors.

3.                                      Compensation.

(a)                                  During the Employment Term and in consideration of his services provided hereunder, the Company shall pay CEO an annual “Base Salary” stated in Exhibit A and a bonus as provided in Section 4 and Exhibit A.

(b)                                 Base Salary Payments.  The Base Salary shall be paid in equal biweekly installments each month of the Employment Term, and prorated on a daily basis for any partial period for which services are rendered at the end of the Employment Term.

(c)                                  Deductions from Compensation.  Company shall withhold from CEO’s compensation payments (Base Salary and Bonus) state, federal and local income taxes, FICA, social security and other amounts that are customarily withheld from a CEO’s compensation.

4.                                      Bonus.

(a)                                  Payment of Bonus.  Except as provided in Subsection (c), the Company shall pay a bonus to CEO as provided in Exhibit A.  The Company shall pay the bonus no later than 120 days after the audited financial statements are approved by the Company’s Board of Directors unless deferred by the CEO to the next tax year.  The bonus shall be prorated for any partial year on a daily basis for which services are rendered at the beginning and end of the Employment Term.

(b)                                 Liquidation Bonus.   If more than 20% of the fixed or operating assets of the Company are sold which would represent a proportional capital gain on Members’ equity allocated to those assets on a pro rata basis, or has a change in control resulting in a capital gain on Members’ equity, then CEO shall be paid a “Liquidation Bonus” equivalent to 2% of the actual or proportional capital gain on the Members’ equity as provided in Exhibit A.  The date for determination of such percentage amount shall be as of the effective date of the sale, merger, consolidation, or change in control and the liquidation bonus shall be paid by 60 days after that effective date.

(c)                                  Merger Bonus.  If the Company merges or consolidates with another business entity and the asset value of the merged or consolidated business entity is at least 1.5 times the asset value of the Company, then the CEO shall be entitled to a “Merger Bonus” equivalent to 50% of the CEO’s base salary in the form of stock or other similar equity in the new or surviving company which shall vest as provided below.  The number of shares of stock or units of similar equity shall be valued and determined as of the date the merger is effective.

CEO may not sell more than one-third of the Merger Bonus stock or similar equity in each of the first three years.

If CEO is offered the same or a similar position and compensation with the new or surviving company (whether or not the surviving company is the Company), then one-third of the Merger Bonus shall vest and CEO shall be granted one-third of the Merger Bonus if still employed in such position one year after the merger or consolidation.  Another one-third of the Merger Bonus shall vest and shall be granted if the CEO is still employed in such position two years after the merger or consolidation.  And the final one-third of the Merger Bonus shall vest and shall be granted if the CEO is still employed in such position three years after the merger or consolidation.  If the CEO is not offered such a position subsequent to the merger or consolidation, then the Merger Bonus shall vest upon the merger or consolidation and one-third shall be paid each year over three years in stock or similar equity.

For purposes of this paragraph (c) a merger or consolidation is a combination of the Company and another business entity whereby the assets of the Company are exchanged or combined with another entity and the Company and/or the other business entity cease to exist and the combined assets are jointly operated by one business entity which may or may not be the Company.

(d)                                 No Bonus If Termination for Cause.  The Company shall have no obligation to pay a bonus to CEO if the Employment Term is terminated under Section 7(a)(4).

5.                                       CEO Benefits, Expenses.  CEO shall have, and the Company shall pay for, the following benefits and expenses during the Employment Term:

(a)                                  Group Benefits. CEO shall be entitled to participate in group life insurance, long-term disability, group health and hospitalization, vision and dental, retirement and other group benefits as are presently or may hereafter be provided to other employees of Company, which benefits may be in varying amounts and scope relative to the age, years of employment, compensation and pay status of the employees.

(b)                                 Business Expenses. Upon CEO’s periodic presentation to Company of an itemized account therefor, the Company shall pay or reimburse CEO for reasonable expenses incurred by CEO on behalf of Company directly in connection with, and reasonably necessary for the rendering of, his services to Company hereunder.

(c)                                  Automobile.  The Company shall provide CEO with a vehicle owned by the Company for CEO’s use during CEO’s employment with the Company as approved in the annual budget.  The Company shall be responsible for the insurance and maintenance of the vehicle as approved in the annual budget.

(d)                                 Vacation. CEO shall be entitled to five weeks paid vacation for each 12-month period of the Employment Term.

(e)                                  Retirement Account.  CEO may elect to reduce his salary and deposit same into the Company 401K retirement plan subject to, and limited by, any and all ERISA and/or Internal Revenue Code provisions or regulations or actual plan terms and requirements, as amended from time to time. Any such deposit by CEO into the Company approved retirement account shall be matched by Company subject to the maximum amount stated in Exhibit A.

6.                                      Life Insurance.  Company may at any time, in its discretion, apply for and procure, as owner and for its own benefit, insurance on the life of CEO in such amounts and in such form or forms as Company may choose. CEO shall have no interest in any such policy or policies, but CEO shall, at the request of Company, submit to such medical examinations, supply such information and execute such applications, instruments and other documents as may be required by the insurance company or companies to whom Company has applied for such insurance.

7.                                      Termination of Agreement.

(a)                                  Termination Events.  The Employment Term shall terminate upon the first to occur of any of the following:

(1)                                  Last Day of Term.  The last day of the then-current Employment Term if either Party has notified the other, in accordance with Section 1, that the Employment Term will not be renewed;

(2)                                  Date Set By Company.  A date within the Employment Term specified by Company or 60 days after a “Material Business Change” occurs.  A termination of the Employment Term under this provision shall be subject to the requirement to pay severance benefits as described in Section 8 for a termination date set by the Company, and after a “Material Business Change” if the CEO is not retained by the Company with the same position and compensation or is not offered a same or similar position and compensation with the Company after a change in control, with the entity to which fifty percent (50%) or more of the Company’s assets are transferred, or with the joint venture from which fifty percent (50%) or more of the revenues are received.  “Material Business Change” shall include:  (i) a transfer of more than fifty percent (50%) of the Company’s fixed assets in any one or a series of related transactions to another entity in which the Company does not have a majority of the financial and governance rights; (ii) a change in control where more than fifty percent (50%) of the ownership, financial rights, or governance rights are transferred in a single transaction or a series of related transactions; or (iii) the Company enters a joint venture in which more than fifty percent (50%) of the Company’s revenues will be received from the joint venture and either CEO or the Company notifies the other prior to the effective date of the joint venture that the Company’s participation in the joint venture will be a “Material Business Change” under this section;

(3)                                  Death or Permanent Disability.  The death or permanent disability of CEO which, for purposes of this Agreement, the “permanent disability” of CEO shall be deemed to occur on the earlier of: (1) the date on which CEO is determined to be permanently disabled for the purposes of any disability benefits provided to CEO by Company; or (2) the date as of which CEO has been incapable of performing CEO’s duties under this Agreement for a continuous period of 30 days or for periods aggregating 30 days within a period of 365 days; or (3) the date of certification to Company by a physician approved by Company that CEO is so mentally or physically disabled or impaired as to be incapable of engaging in and performing the duties of the employment position with Company which CEO occupied prior to the commencement of the disorder that led to the disability and upon the certification by the physician that the disability is likely to be permanent;

(4)                                  For Cause.  A date specified by Company by written notice to CEO of Company’s intention to terminate the Employment Term for Cause which, for purposes of this clause (4), “Cause” shall mean:  (i) repeated disobedience or insubordination, or persistent inattention to CEO’s duties, after written notice of same by the board to CEO identifying this paragraph of this Agreement, (ii) any other breach by CEO of any of his agreements contained in this Agreement if the breach is not cured by CEO within ten (10) days after receiving notice of the breach from Company, (iii) willfully making derogatory statements regarding Company, (iv) misappropriation of any of Company’s funds, (v) fraud, or (vi) any criminal conviction of an act of moral turpitude by CEO or

(5)                                  Mutual Agreement.  The mutual agreement of Company and CEO.

(6)                                  CEO Termination.  A date specified by CEO by written notice to Company of CEO’s intention to terminate the Employment Term.

(b)                                 Notice Requirements.  Any notice of termination by either Party under this Section 7 shall clearly state that the terminating Party elects to terminate the Employment Term and shall specify the subsection of this Section 7 upon which such Party is relying as the basis for such termination.

(c)                                  Effect of Termination.  If the Employment Term is terminated for any reason whatsoever pursuant to this Section 7, then, except as specifically provided in Section 9 with respect to any applicable continuing covenants or agreements of CEO and subject to the provisions for severance benefits contained in Section 8:  (i) this Agreement shall be terminated and of no further force or effect, (ii) CEO shall have no obligation or duty to further serve Company in any capacity, and (iii) Company shall not be under any obligation or duty to employ CEO or provide the benefits specified in Section 5 other than through the term of employment or as required by law or make any of the payments provided in Section 4, except to the extent the obligations of payments which have accrued prior to the effective date of the termination and remain unpaid as of the date of the termination; provided, however, that Company may offset against, and deduct from, any amounts due to CEO under this Agreement the amount of any losses, costs or other damages incurred by Company, as the case may be, in connection with any actions constituting “Cause” for termination of CEO pursuant to Subsection (a), clause (4)(iv) or (v) above.

8.                                       Severance Benefits. In the event that the Employment Term is terminated by Company prior to the last day thereof pursuant to Section 7(a)(2), then the Company shall pay CEO an amount equal to the Base Salary that would otherwise be payable to CEO under this Agreement for a period of twelve (12) months following termination.  The amount shall be payable at normal salary payment intervals in effect for Company’s executive personnel.  In addition, the Company shall provide to CEO the group benefits referred to in Subsection 5(a) for the applicable period. In the event any applicable law or any benefit plan referred to in Subsection 5(a) prohibits or otherwise precludes the provision of benefits to an individual whose employment with Company has terminated, then the Company shall pay to CEO as expeditiously as is practicable after the effective date of termination the cash equivalent of such prohibited or precluded benefits.  The unvested portion of any Merger Bonus under Section 4(c) shall vest upon termination and be paid as provided in Section 4(c).

9.                                       Certain CEO Covenants. CEO expressly covenants and agrees to and with Company as hereinafter set forth in this Section:

(a)                                  Non-competition.  CEO recognizes and acknowledges that he has been trained by and has knowledge of know how acquired during his employment with the Company. During the Employment Term and for a period of eighteen (18) months after the termination of the Employment Term, CEO shall not, without the written consent of Company, with Company within the United States of America, participate through management or control or be employed by any business or enterprise which is engaged in any business activity similar to that of the Company that competes with the Company for the Company’s egg product markets or sources of egg supplies.

(b)                                 Confidential Information. CEO recognizes the interests of Company in maintaining the confidential nature of its respective proprietary and other business and commercial information.  CEO shall not, at any time after the term of employment, or in any manner that does not promote the interests of the Company during the term of Employment, directly or indirectly, publish, disclose or use, or authorize anyone else to publish, disclose or use, any secret, confidential or proprietary information of Company, or any of its respective affiliates, except for such information as is in the public domain through no fault of CEO, which is acquired by CEO in connection with CEO’s employment with Company or work with the Company prior to the date hereof or thereafter and relates to any aspect of the operations, activities, research, investigations or obligations of Company, or any of its respective affiliates, including, without limitation:  (1) the information described in Subsection (c) below; (2) information pertaining to Company, the business of the Company, or the business of any of Company’s respective affiliates; and (3) other confidential material or information relating to the business, customers, suppliers, trade or industrial practices, trade secrets, technology, know-how or intellectual property of Company or any of Company’s affiliates (collectively, the “Confidential Information”). All records, files, data, documents and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, equipment and other materials relating to Company, or Company’s affiliates (including, but not limited to, the Confidential Information), shall be and remain the sole property of Company or Company’s affiliate, as the case may be.  Any disclosure of Confidential Information by the CEO shall include appropriate protection for the type of information to protect the Company’s interests in the Confidential Information.  Upon termination of CEO’s employment under this Agreement, CEO shall not remove from Company’s premises, or retain, any of the Confidential Information materials described in this Section.

(c)                                  Development of Information and Intellectual Property.  During the Employment Term, CEO shall keep Company informed of any and all customer lists,

supplier lists, manuals, handbooks, inventions, discoveries, improvements, trade secrets, secret processes, technology, know-how or intellectual property made or developed by CEO, in whole or in part, or conceived of by CEO, alone or with others, which results from CEO’s employment with Company or any work CEO may do for, or at the request of, Company or which relates to the operations, activities, research, investigations or obligations of Company (collectively, the “Information”).

CEO shall assign, transfer and set over, and hereby assigns, transfers and sets over to Company, all of CEO’s right, title and interest in and to any and all information, and any patents, patent applications, copyrights, trademarks, trade names or other intellectual property rights relating thereto, provided or conceived by CEO and related to the information during the Employment Term.

(d)                                 Return of Information.  Upon termination of CEO’s employment for whatever reason, CEO shall return to or leave with Company, without making or retaining copies thereof, all documents, records, notebooks and other repositories containing Confidential Information.

(e)                                  Breach of Covenants.  If CEO breaches any of the covenants and agreements contained in this Section 9, then, in addition to any other rights or remedies of Company hereunder, Company shall have at its option the following specific rights and remedies: (1) CEO’s right to any payments pursuant to Sections 3, 4, 5 and 8 may be terminated by Company; (2) Company shall have the right to enforce any legal or equitable remedy (including injunctive relief) that may be available to Company; and (3) Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration, or other benefits that CEO has directly or indirectly realized or may realize as a result of any such breach and CEO acknowledges that any breach of the covenants and agreements under this Section 9 will cause irreparable harm and injury to Company.

Except to the extent otherwise expressly limited to a restricted period in Subsection (a) of this Section, all covenants and provisions contained in this Section 9 shall survive any termination of CEO’s employment with Company.

10.                                 Notices.  Any notice or other communication required or desired to be given under this Agreement shall be in writing and shall be deemed duly given to a Party when personally delivered or when mailed by first class mail, registered or certified, return receipt requested and postage prepaid, addressed to the Party at the address set forth below or at such other address as may be specified by the Party by a notice to the other Party:

If to Company:

Midwest Investors of Renville

340 Dupont Avenue, P.O. Box 615

Renville, MN  56284

Attention: Chairman of the Board of Directors

If to CEO:

Mr. Dana Persson

8833 45th Avenue N.W.

Pennock, MN  56279

11.                               Waiver: Remedies Cumulative.  No waiver of any right or option hereunder by either Party shall operate as a waiver of any other right or option, or the same right or option as respects any subsequent occasion for its exercise, or of any legal remedy. No waiver by any Party of any breach of this Agreement or of any agreement or covenant contained in this Agreement shall be held to constitute a waiver of any other breach or a continuation of the same. All remedies; provided by this Agreement are in addition to all other remedies provided by it or applicable law.

12.                                Assignment.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Company and shall survive any change of control or change of ownership of Company. Neither this Agreement nor any rights under this Agreement shall be assignable by CEO and any purported assignment by CEO shall be void and of no force or effect.

13.                                Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

14.                               Enforceability; Understanding; Amendment.  The invalidity or unenforceability of any term or provision of this Agreement shall not impair or affect the other provisions of this Agreement, which shall remain in full force and effect. This Agreement shall constitute the entire understanding between Company and CEO concerning CEO’s employment and shall supersede any and all previous agreements, whether written or oral, between the Parties concerning such employment. This Agreement cannot be amended or modified in any respect unless such amendment or modification is evidenced by a written instrument executed by Company and CEO. The captions of the various sections of this Agreement are not a part of the context hereof, but are inserted merely for convenience in locating the different provisions hereof and shall be ignored in construing this Agreement.

15.                               Indemnification.  Company agrees to indemnify and hold harmless CEO for any matter relating to his performance of his obligations under this Agreement, other than acts taken by CEO with the intention to harm Company and except to the extent that CEO may incur criminal liability for his acts. The obligation to indemnify and hold harmless includes, but is not limited to, all pending litigation and claims against Company, its officers, employees and directors. The expenses against which CEO is indemnified include, but are not limited to, all reasonable attorney fees and other costs associated with legal representation.

16.                                 Opportunity for Independent Legal Counsel.  This Agreement has been prepared by legal counsel acting as representative solely to Company. CEO confirms that he has been afforded the opportunity to review this Agreement with his independent legal counsel.

IN WITNESS WHEREOF, the Parties have executed multiple counterparts of this Agreement, each of which is deemed to be an original, this               day of                       , 2002.

COMPANY:	CEO:
MIDWEST INVESTORS OF RENVILLE, INC.

By:
Chairman of Board of Directors	Dana Persson

EXHIBIT A

EMPLOYMENT AND NON-COMPETITION AGREEMENT
BETWEEN
GOLDEN OVAL EGGS
AND
DANA PERSSON

TERMS AND CONDITIONS

1.	Effective Date:	July 1, 2002
2.	Employment Term:	From July 1, 2002 until August 31, 2003
3.	Base Salary:	$192,000
4.	Annual Bonus:	Company shall pay CEO a bonus based upon the Company’s return on equity (“ROE”) calculated from the Company’s audited financial statements for each fiscal year during the Employment Term.

The bonus shall vary depending on Company’s ROE as calculated by dividing Company’s Net Income by Company’s Beginning Fiscal Year Equity.  Company’s Net Income for the purposes of this calculation shall be defined as the before-tax (tax at the Company level) net income if no bonus were to be paid.

• 2% of the Net Income that is generated between 0% and 15% ROE, plus
• 3% of the Net Income that is generated greater than 15% and up to 18% ROE, plus
• 4% of the Net Income that is generated greater than 18% and up to 20% ROE, plus
• 5% of the Net Income that is generated greater than 20% ROE.

An example of the bonus calculation for the past five (5) fiscal years is provided in Exhibit B. Bonus Cap:  $384,000.  The bonus shall be calculated as follows with a maximum total bonus in the amount of two times the base salary.

5.	Liquidation Bonus:	2% of capital gain on Members’ Equity. Example provided in Exhibit C.

6.	401K Retirement Account Match:	The Company shall match CEO’s deposit into a Company approved retirement account under Section 5(e) up to a maximum of 6% of the Base Salary.

EXHIBIT B

EXAMPLE
FIVE YEAR BONUS CALCULATION

EXHIBIT C

EXAMPLE
CAPITAL GAIN ON MEMBERS’ EQUITY